Exhibit 21

Subsidiaries of Entegris, Inc.

Name of Subsidiary	Jurisdiction
ATMI Belgium LLC	Delaware
ATMI Clean Technologies (Shanghai) Company Limited	China
ATMI Ecosys LLC	Delaware
ATMI International Holdings, Inc.	Delaware
ATMI International Trading Co. Ltd.	China
ATMI Malaysia Sdn. Bhd.	Malaysia
ATMI Sarl	Luxembourg
ATMI Semiconductor New Materials Xi'an Co., Ltd.	China
ATMI Taiwan Co., Ltd.	Taiwan
ATMI Taiwan Holdings, Inc.	Delaware
Entegris (Shanghai) Microelectronics Trading Company Ltd.	China
Entegris Asia LLC	Delaware
Entegris Asia Pte. Ltd.	Singapore
Entegris Cleaning Process SAS	France
Entegris GmbH	Germany
Entegris International Holdings B.V.	The Netherlands
Entegris International Holdings II B.V.	The Netherlands
Entegris International Holdings III B.V.	The Netherlands
Entegris International Holdings IV LLC	Delaware
Entegris International Holdings V LLC	Delaware
Entegris International Holdings VI LLC	Delaware
Entegris Ireland Unlimited Company	Ireland
Entegris Israel Ltd.	Israel
Entegris Japan Co. Ltd.	Japan
Entegris Korea II Ltd.	South Korea
Entegris Korea Ltd.	South Korea
Entegris Malaysia Sdn. Bhd.	Malaysia
Entegris Pacific Ltd.	Delaware
Entegris Professional Solutions, Inc.	Delaware
Entegris SAS	France
Entegris Singapore Pte. Ltd.	Singapore
Entegris Specialty Materials, LLC	Delaware
Entegris Taiwan SARL	Luxembourg
Entegris Taiwan Technologies Co. Ltd.	Taiwan
Entegris-Jetalon Solutions, Inc.	Delaware
Nihon Entegris K.K.	Japan
Poco Graphite International, Inc.	Delaware
Poco Graphite SARL	France
Poco Graphite, Inc.	Delaware
Pureline Co., Ltd.	South Korea